Exhibit 99.2

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the section “Management” in the Registration Statement to be filed by AvidXchange Holdings, Inc. on Form S-1 and the related Prospectus and any amendments or supplements thereto.

Dated: September 15, 2021

/s/ Teresa Mackintosh
Name: Teresa Mackintosh